LENOX GROUP INC. REPORTS FIRST QUARTER

2008 RESULTS

May 6, 2008 – Eden Prairie, MN – Lenox Group Inc. (NYSE: LNX), a leading tabletop, giftware and collectibles company, today reported financial results for its first quarter ending March 29, 2008.

Net sales for the first quarter 2008 totaled $71.4 million as compared to $86.4 million for the comparable prior year period. Net loss for the first quarter of 2008 was $9.1 million as compared to a net loss of $13.0 million in the comparable prior period. EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for special or one-time items for the first quarter of 2008 was a loss of $5.2 million as compared to loss of $11.4 million for the same period in 2007. (See table below). The Company’s business is highly seasonal and historically operates at a net loss in the first quarter of its fiscal year.

Marc Pfefferle, Interim Chief Executive Officer, said, “The reduction in net sales is primarily due to lower inventory liquidation sales in the first quarter of 2008 as compared to 2007, as well as a reflection of the difficult economic and retail environment that began in the fourth quarter of 2007. In addition, we have continued to see a gradual decline in the overall fine china and collectibles categories, as well as a continued contraction of the Gift & Specialty channel. However, in the first quarter of 2008, we were successful in offsetting sales shortfalls and recorded a significant reduction in the net loss versus last year. This was accomplished with improved gross margins resulting from improved product mix, more efficient sourcing processes and better Kinston plant performance, as well as a significant reduction in operating expenses.

While the weak economy is expected to continue to impact sales in 2008, the Company’s strategy is to offset declining categories and channels through the introduction of innovative new products, licensing into new product categories and, where appropriate, better balance its sales by channel. In this regard, results from our new product introductions over the last year and a half have been very encouraging and well received by retailers and end customers alike. For example, we are optimistic about our new Lenox and Kate Spade fine and casual china introductions, such as Simply Fine, our new china giftware, the totally redesigned Dansk upstairs tabletop collection and several new Department 56 Christmas and giftware products. Bridal registrations, which are a key indicator of future china and bridal giftware sales, are trending up in virtually all product categories. Going forward, we plan a continued stream of innovative and exciting new products for all brands and channels, that will position the Company to grow as economic conditions improve. In addition, we continue to focus on executing on the many process improvements which have already resulted in better product margins and significant cost reductions.”

EBITDA

The Company incurred significant special or one-time items during 2007. Management believes that showing EBITDA and EBITDA adjusted for these special items provides useful information to investors regarding the Company’s results. These measures should not be considered an alternative to the results from operations which are determined in accordance with GAAP. The schedule below reconciles the GAAP financial measure to the non-GAAP financial measure as follows:

Reconcilliation of Net Loss (GAAP measure) to

EBITDA Adjusted for Special Items (non-GAAP measure)

	13 Weeks Ended
	March 29, 2008	March 31, 2007
Net loss (GAAP measure)	$(9,051)	$(12,995)
Interest expense	3,286	2,828
Income tax benefit	(4,742)	(11,245)
Franchise taxes	62	93
Depreciation expense	2,370	3,244
Amortization expense	493	573
Loss on fixed asset disposals	32	316
Equity compensation expense (benefit)	249	(921)
EBITDA	(7,301)	(18,107)
Special items	2,053	6,665
EBITDA adjusted for special items (non-GAAP measure)	$(5,248)	$(11,442)

First Quarter Performance by Reporting Segment

Wholesale

Net sales decreased $5.5 million, or 11%, in the first quarter of 2008, compared with the same period in 2007. The decrease is reflective of the current retail environment as well as a reduction in liquidation sales versus last year. Gorham sales decreased in part due to the sale of the sterling silver product line that occurred in 2007. Sales of Department 56 branded product increased year-over-year due to our decision to bring in inventory earlier than last year to fill orders that were not shipped until the second quarter of 2007.

Gross profit increased $2.1 million in the first quarter of 2008 as compared to the first quarter of 2007. Gross profit as a percentage of net sales was 46% and 37% in the first quarter of 2008 and 2007, respectively. The increase in gross profit dollars and gross profit percentage was due primarily to a mix of higher gross margin products sold in the first quarter of 2008 as well as sourcing and Kinston factory improvements. Sales in the prior year’s comparable quarter also included significant liquidation merchandise.

Selling expenses were 20% of net sales in the first quarter of 2008 compared to 16% in the first quarter of 2007. The higher rate reflects slightly higher selling and advertising expense on a lower sales base.

Results in the first quarter of 2008 benefited by not recording any restructuring expense compared to $0.6 million in 2007.

Operating income increased in the first quarter of 2008 by $2.1 million as compared to the comparable period in 2007, primarily due to the improvement in gross margin as described above.

Retail

Net sales decreased $7.2 million, or 44%, in the first quarter of 2008 compared with the same period in 2007. This decrease was primarily due to the negative impact of a 38% reduction in same store sales. Sales in 2007 were driven by excessive sales price reductions to liquidate excess merchandise. A more normalized mix of first quality, go-forward and excess merchandise in 2008, resulted in lower sales with improved margins. In addition, the soft retail economic environment and lower outlet mall and store traffic were significant factors in the same store sales decrease. An average of five fewer retail stores in the first quarter of 2008 as compared to the comparable prior year period, also contributed to the decrease.

Gross profit decreased only $0.4 million in the first quarter of 2008 compared to the first quarter of 2007 despite the significant sales volume decrease. Gross profit as a percentage of net sales was 47% in the first quarter of 2008 versus 29% in the first quarter of 2007. The increase in gross profit percentage was primarily due to a heavier mix of high gross margin first quality and go-forward merchandise sold in the first quarter of 2008 as compared to lower gross margin excess merchandise sold in the first quarter of 2007.

Selling expenses decreased $1.4 million in the first quarter of 2008 compared to the same period in 2007, primarily as a result of fewer stores. Selling expenses increased as a percentage of net sales from 50% in the first quarter of 2007 to 72% in the first quarter of 2008. The higher expense rate reflects reduced operating expenses on a significantly smaller sales base.

2008 results benefited by recording minimal restructuring expense in the quarter, compared to $0.4 million in 2007, related to the closure of one retail store.

Operating loss was $1.4 million less in the first quarter of 2008 as compared to the first quarter of 2007 due to the gross margin improvements.

Direct

Net sales decreased $1.9 million or 10% in the first quarter of 2008 as compared to the same period in 2007. The decrease was primarily due to a planned decline in the direct mail business as a result of a decision to reduce promotion frequency to increase customer response rates to direct mail advertising campaigns. Lower catalog sales also contributed to the decrease. An increase in internet sales partially offset the decrease in sales.

Gross profit decreased $1.1 million in the first quarter of 2008 as compared to the first quarter of 2007, due to the decrease in sales volume. Gross profit as a percentage of sales was 67% and 66% in the first quarter of 2008 and 2007, respectively. This increase in gross profit as a percentage of sales was primarily due to an improvement in merchandise mix.

Selling expenses decreased by $2.0 million or 18% in the first quarter of 2008 compared to the same period in 2007. As a result, selling expense as percentage of net sales decreased six percentage points from 59% in 2007 to 53% in 2008. This decrease in selling expense in 2008 as a percentage of net sales was primarily due to a planned decrease in advertising spending to eliminate programs with low customer response rates.

Operating income increased by $0.9 million or 62% in the first quarter of 2008 compared to the same period in 2007 due primarily to lower selling expenses partially offset by the decrease in sales volume.

Corporate

Net sales of $0.2 million represents revenue from the licensing of the Lenox brand and were $0.4 million lower in the first quarter of 2008 compared to the same period in 2007, which was largely timing related.

General and administrative expenses decreased by $4.2 million or 17% in the first quarter of 2008 as compared to the same period in 2007. This decrease was primarily due to $2.7 million in lower base and incentive compensation and $0.5 million in pension and post retirement expense savings. An additional decrease of $2.2 million resulted principally from reduced distribution costs, primarily the result of the Rogers warehouse closure, decreased variable costs due to the sales volume decline, lower executive management costs and various other cost reductions. These decreases were partially offset by a $1.2 million increase in equity compensation expense in the first quarter of 2008 as compared to the first quarter of 2007. The first quarter of 2007 benefited from a reversal of equity compensation expense related to certain performance shares which did not re-occur in the first quarter of 2008.

Restructuring charges of $1.1 million in the first quarter of 2008 were principally related to the closure of the Rogers, MN distribution center. Restructuring charges of $3.8 million in 2007 were comprised of $3.0 million in workforce and management severance expense and $0.8 million associated with facility closures.

Liquidity and Bank Covenants

The Company had borrowings on its revolving credit facility in the amount of $37.3 million as of March 29, 2008. Letters of credit outstanding on the same date were $9.2 million. Availability under the credit facility was $21.1 million. The Company’s business is seasonal and it expects that a significant portion of the availability at year end will be utilized in the first half of the year while availability will increase in the second half of the year. The Company was in compliance with all bank covenants as of March 29, 2008.

Strategic Alternatives Process

On January 14, 2008 the Company announced that it will explore strategic alternatives aimed at enhancing shareholder value. As previously stated, the process is expected to take approximately six months, but timing is flexible and there can be no assurance that strategic alternatives will be available or that the Company will elect to consummate any such alternatives.

Conference Call Information

Lenox Group management will review the Company’s 2008 first quarter results on a conference call beginning at 9:00 a.m. (EDT) on May 7, 2008. Investors will have the opportunity to listen to a live Webcast of the conference call over the Internet at www.earnings.com. To participate, please go to the Web site at least 15 minutes prior to the start time to register and download and install any necessary software. A replay will be available at the same location after the call concludes for those who cannot listen to the live broadcast for a period of 14 days.

About Lenox Group Inc.

Lenox Group Inc. is a market leader in quality tabletop, collectible and giftware products sold under the Lenox, Department 56, Gorham and Dansk brand names. The Company sells its products through wholesale customers who operate gift, specialty and department store locations in the United States and Canada, Company-operated retail stores, and direct-to-the-consumer channels including catalogs, direct mail, media, telemarketing and the Internet.

Forward-looking statements

Any conclusions or expectations expressed in, or drawn from, the statements in this filing concerning matters that are not historical corporate financial results are “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. These statements are based on management’s estimates, assumptions and projections as of today and are not guarantees of future performance. Such risks and uncertainties that could affect performance include, but are not limited to, the ability of the Company to: (1) integrate certain Lenox and Department 56 operations; (2) achieve revenue or cost synergies; (3) generate cash flow to pay off outstanding debt and remain in compliance with the terms of its credit facilities; (4) successfully complete its operational improvements, including improving inventory management and making the supply chain more efficient; (5) retain key employees; (6) maintain and develop cost effective relationships with foreign manufacturing sources; (7) maintain the confidence of and service effectively key wholesale customers; (8) manage currency exchange risk and interest rate changes on the Company’s variable debt; (9) identify, hire and retain quality designers, sculptors and artistic talent to design and develop products which appeal to changing consumer preferences; (10) successfully implement a strategic alternative, (11) forecast and react to consumer demand in a challenging economic environment and (12) manage litigation risk in a cost effective manner. Actual results may vary materially from forward-looking statements and the assumptions on which they are based. The Company undertakes no obligation to update or publish in the future any forward-looking statements. Also, please read the bases, assumptions and factors set out in Item 1A in the Company’s Form 10-K for 2007 dated March 13, 2008 and filed under the Securities Exchange Act of 1934, all of which is incorporated herein by reference and applicable to the forward-looking statements set forth herein.

Contact

Ed Paolella

267.525.5072

LENOX GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	13 Weeks Ended
	March 29, 2008		March 31, 2007
NET SALES	$71,397		$86,394
COST OF SALES	34,595	48%	49,780	58%

Gross Profit	36,802	52%	36,614	42%

Selling, general and administrative expenses	46,117	65%	53,248	62%
Restructuring charges	1,088	2%	4,791	6%

OPERATING LOSS	(10,403)	-15%	(21,425)	-25%

OTHER EXPENSE (INCOME)
Interest expense	3,286	5%	2,828	3%
Other, net	104	0%	(13)	0%

LOSS BEFORE INCOME TAXES	(13,793)	-19%	(24,240)	-28%

INCOME TAX BENEFIT	(4,742)	-7%	(11,245)	-13%

NET LOSS	$(9,051)	-13%	$(12,995)	-15%

LOSS PER SHARE - BASIC	$(0.65)		$(0.94)

LOSS PER SHARE - ASSUMING DILUTION	$(0.65)		$(0.94)

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	13,878		13,785
ASSUMING DILUTION	13,878		13,785

SUPPLEMENTAL INFORMATION -
Depreciation expense (as reported within SG&A from continuing operations)	$2,370		$3,244

LENOX GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

ASSETS
	March 29, 2008	December 29, 2007	March 31, 2007
CURRENT ASSETS:
Cash and cash equivalents	$448	$3,081	$277
Accounts receivable, net	42,467	43,273	44,979
Inventories	92,708	84,415	96,210
Deferred taxes	16,915	17,347	13,900
Income tax receivable	9,634	10,114	13,235
Other current assets	8,428	8,405	7,915
Total current assets	170,600	166,635	176,516

PROPERTY AND EQUIPMENT, net	41,742	41,987	47,024
TRADEMARKS, net	119,941	119,941	119,439
OTHER INTANGIBLES, net	11,491	11,984	13,562
MARKETABLE SECURITIES	74	71	350
OTHER ASSETS	10,844	11,488	9,461
	$354,692	$352,106	$366,352

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$1,250	$1,250	$1,250
Borrowings on revolving credit facility	37,322	8,938	19,173
Accounts payable	28,087	31,836	32,132
Accrued compensation and benefits payable	8,253	8,727	7,450
Severance and restructuring reserves	1,364	2,756	4,750
Other current liabilities	5,559	8,826	6,211
Total current liabilities	81,835	62,333	70,966

DEFERRED COMPENSATION OBLIGATION	41	54	339
PENSION OBLIGATIONS	14,052	15,788	28,329
POSTRETIREMENT OBLIGATIONS	1,355	1,585	15,695
DEFERRED TAXES	20,081	25,531	20,562
LONG-TERM DEBT	98,250	98,500	46,450
BORROWINGS ON REVOLVING CREDIT FACILITY	—	—	42,178
DEFERRED GAIN ON SALE-LEASEBACK	3,502	3,570	3,776
OTHER NONCURRENT LIABILITIES	8,786	8,603	10,582
STOCKHOLDERS’ EQUITY	126,790	136,142	127,475
	$354,692	$352,106	$366,352